Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Second Quarter 2017 Financial Results

LEAWOOD, KANSAS, USA - July 25, 2017 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports second quarter 2017 financial results.

Euronet reports the following consolidated results for the second quarter 2017 compared with the same period of 2016:

•	Revenues of $536.6 million, a 13% increase from $476.9 million (15% increase on a constant currency(1) basis).

•	Operating income of $66.7 million, a 12% increase from $59.3 million (15% increase on a constant currency basis).

•	Adjusted operating income(2) of $71.5 million, a 21% increase from $59.3 million (23% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $99.1 million, a 20% increase from $82.9 million (22% increase on a constant currency basis).

•	Net income attributable to Euronet of $51.4 million or $0.93 diluted earnings per share, compared with net income of $55.7 million or $1.04 diluted earnings per share.

•	Adjusted earnings per share(4) of $1.09, a 12% increase from $0.97.

•	Transactions of 898 million, a 13% increase from 793 million.

"We had another strong quarter, delivering 23% constant currency adjusted operating income growth," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "The EFT Segment delivered exceptional results from the strong ATM deployments over the last several quarters. Money Transfer delivered double-digit revenue growth despite last year's strong results which benefited from higher trading volume in the HiFX business as Brexit unfolded. And, epay produced solid revenue growth through the addition of more non-mobile content."

In the second quarter 2017, the Company decided to close its Pure Commerce office in South Korea which resulted in a non-cash intangible asset impairment charge of $2.3 million against operating income. Additionally, costs related to the proposed MoneyGram transaction are included in Corporate expense. In order to provide a more comparable analysis of operating results, these items have been excluded from adjusted operating income, adjusted EBITDA and adjusted earnings per share.

Second quarter 2016 net income included a $19.4 million non-operating gain from the sale of Euronet's shares of Visa Europe to Visa, Inc. The gain was included in other income and represented $0.29 per share of the $1.04 diluted earnings per share. The per share effect of this gain was excluded from adjusted earnings per share.

See the reconciliation of non-GAAP items in the attached financial schedules.

Segment and Other Results
The EFT Processing Segment reports the following results for the second quarter 2017 compared with the same period or date in 2016:

•	Revenues of $156.0 million, a 36% increase from $115.1 million (38% increase on a constant currency basis).

•	Operating income of $39.3 million, a 41% increase from $27.9 million (45% increase on a constant currency basis).

•	Adjusted operating income of $41.6 million, a 49% increase from $27.9 million (53% increase on a constant currency basis).

•	Adjusted EBITDA of $54.8 million, a 47% increase from $37.3 million (50% increase on a constant currency basis).

•	Transactions of 575 million, a 26% increase from 458 million.

•	Operated 37,383 ATMs as of June 30, 2017, a 44% increase from 25,912.

Second quarter constant currency revenue, adjusted operating income and adjusted EBITDA growth was largely the result of a 44% year-over-year increase in ATMs and a 26% increase in transactions, primarily from Europe and India - including an increase in the number of value added transactions on both ATMs and point-of-sale terminals. This growth was partially offset by income impacts from cash demonetization constraints in the India network, which were in-line with previously provided company estimates.

The year-over-year change in ATM count was due to the deployment of approximately 3,550 high-value ATM deployments in Europe and India, the addition of approximately 3,135 ATMs under our low-margin agreements in India and 4,873 ATMs from the acquisition of YourCash.

The epay Segment reports the following results for the second quarter 2017 compared with the same period or date in 2016:

•	Revenues of $164.1 million, a 2% increase from $160.7 million (4% increase on a constant currency basis).

•	Operating income of $14.8 million, an 8% decrease from $16.0 million (4% decrease on a constant currency basis).

•	Adjusted EBITDA of $17.5 million, a 6% decrease from $18.6 million (3% decrease on a constant currency basis).

•	Transactions of 300 million, a 4% decrease from 314 million.

•	Point-of-sale ("POS") terminals of approximately 673,000 as of June 30, 2017, a 2% increase from approximately 657,000.

•	Retailer locations of approximately 306,000 as of June 30, 2017, a 1% increase from approximately 303,000.

epay constant currency revenue growth was primarily the result of increased sales of non-mobile products, partially offset by certain mobile transaction declines. Constant currency operating income and adjusted EBITDA declines were largely the result of non-recurring settlement charges.

The Money Transfer Segment reports the following results for the second quarter 2017 compared with the same period or date in 2016:

•	Revenues of $217.1 million, an 8% increase from $201.5 million (10% increase on a constant currency basis).

•	Operating income of $24.9 million, a 4% decrease from $25.9 million (3% decrease on a constant currency basis).

•	Adjusted EBITDA of $32.2 million, a 3% decrease from $33.3 million (2% decrease on a constant currency basis).

•	Total transactions of 22.8 million, an 11% increase from 20.5 million.

•	Network locations of approximately 324,000 as of June 30, 2017, a 3% increase from approximately 316,000.

Double-digit constant currency revenue increases were driven by growth across most sectors of Ria's business coupled with the conversion of the XE international payments business to the HiFX platform. Operating income and adjusted

EBITDA were adversely impacted by the strong trading patterns in the HiFX business from last year's Brexit vote, the renewal of the Walmart agreement and certain investments, principally in India, to further expand the Ria network. Excluding these items, constant currency operating income and adjusted EBITDA would have grown at 17% and 14%, respectively.

Second quarter money transfers grew 12% and non-transfer transactions, such as currency exchange and check cashing, grew 2%, resulting in total transaction growth of 11%.

Corporate and Other reports $12.3 million of expense for the second quarter 2017 compared with $10.5 million for the second quarter 2016. Excluding costs related to the proposed MoneyGram transaction, adjusted operating expense would have been $9.8 million for the second quarter 2017 compared with $10.5 million for the second quarter 2016.

Balance Sheet and Financial Position
Unrestricted cash on hand was $1,065.3 million as of June 30, 2017, compared to $763.6 million as of March 31, 2017. Cash increased primarily as a result of cash borrowed to fund the ATM cash fills and cash flows generated from operations, partially offset by cash paid for capital expenditures and the timing of settlements in the segments.

Total indebtedness was $869.4 million as of June 30, 2017, compared to $604.9 million as of March 31, 2017. Debt increased primarily from borrowings to fund ATM cash fills.

Guidance
The Company currently expects adjusted earnings per share for the third quarter 2017, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $1.60.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted operating income is defined as operating income excluding expenses related to the potential MoneyGram acquisition and impairment charges.

(3)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation, expenses related to the potential MoneyGram acquisition, impairment charges and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) expenses related to the potential MoneyGram acquisition, g) non-cash interest expense, h) non-cash income tax expense, and i) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on July 26, 2017, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 37,383 ATMs, approximately 194,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 52 countries; card software solutions; a prepaid processing network of approximately 673,000 POS terminals at approximately 306,000 retailer locations in 35 countries; and a global money transfer network of approximately 324,000 locations serving 144 countries. With corporate headquarters in Leawood, Kansas, USA, and 60 worldwide offices, Euronet serves clients in approximately 160 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including the effects in Europe of the Brexit vote and economic conditions in specific countries or regions; the effects of demonetization in India; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems or those of our customers or vendors; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	June 30,	As of
	2017	December 31,
	(unaudited)	2016

ASSETS
Current assets:
Cash and cash equivalents	$1,065.3	$734.4
Restricted cash	94.4	77.7
Inventory - PINs and other	48.7	78.1
Trade accounts receivable, net	437.1	503.0
Prepaid expenses and other current assets	174.8	191.8

Total current assets	1,820.3	1,585.0

Property and equipment, net	241.1	202.1
Goodwill and acquired intangible assets, net	884.9	855.0
Other assets, net	90.4	70.8

Total assets	$3,036.7	$2,712.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$1,031.3	$1,143.6
Short-term debt obligations	134.9	35.5

Total current liabilities	1,166.2	1,179.1

Debt obligations, net of current portion	725.1	561.7
Capital lease obligations, net of current portion	9.4	7.0
Deferred income taxes	46.2	44.1
Other long-term liabilities	26.7	20.5

Total liabilities	1,973.6	1,812.4

Equity	1,063.1	900.5

Total liabilities and equity	$3,036.7	$2,712.9

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2017	2016

Revenues	$536.6	$476.9

Operating expenses:
Direct operating costs	317.3	281.8
Salaries and benefits	78.6	73.8
Selling, general and administrative	48.5	42.5
Impairment of long lived assets	2.3	—
Depreciation and amortization	23.2	19.5
Total operating expenses	469.9	417.6
Operating income	66.7	59.3

Other income (expense):
Interest income	0.5	0.4
Interest expense	(8.3)	(6.9)
Other gains	—	19.9
Foreign currency exchange gain (loss)	11.1	(1.9)
Total other income, net	3.3	11.5
Income before income taxes	70.0	70.8

Income tax expense	(18.6)	(15.2)

Net income	51.4	55.6
Net loss attributable to noncontrolling interests	—	0.1
Net income attributable to Euronet Worldwide, Inc.	$51.4	$55.7

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.93	$1.04

Diluted weighted average shares outstanding	55,210,993	53,781,606

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended June 30, 2017

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$51.4

Add: Income tax expense					18.6
Less: Total other income, net					(3.3)

Operating income (expense)	$39.3	$14.8	$24.9	$(12.3)	$66.7

Add: Impairment charges	2.3	—	—	—	2.3
Add: Expenses incurred for proposed acquisition of MoneyGram	—	—	—	2.5	2.5
Adjusted operating income (expense) (1)	41.6	14.8	24.9	(9.8)	71.5

Add: Depreciation and amortization	13.2	2.7	7.3	—	23.2
Add: Share-based compensation	—	—	—	4.4	4.4

Earnings (expense) before interest, taxes, depreciation, amortization, proposed transaction expenses, impairment charges and share-based compensation (Adjusted EBITDA) (2)	$54.8	$17.5	$32.2	$(5.4)	$99.1

	Three months ended June 30, 2016

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$55.6

Add: Income tax expense					15.2
Less: Total other income, net					(11.5)

Operating income (expense)	$27.9	$16.0	$25.9	$(10.5)	$59.3

Add: Depreciation and amortization	9.4	2.6	7.4	0.1	19.5
Add: Share-based compensation	—	—	—	4.1	4.1

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (2)	$37.3	$18.6	$33.3	$(6.3)	$82.9

(1) Adjusted operating income excludes costs related to the potential acquisition of MoneyGram and intangible asset impairment charges and is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

(2) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2017	2016

Net income attributable to Euronet Worldwide, Inc.	$51.4	$55.7

Foreign currency exchange (gain) loss	(11.1)	1.9
Intangible asset amortization	6.3	6.3
Share-based compensation	4.4	4.1
Expenses incurred for proposed acquisition of MoneyGram	2.5	—
Other non-operating gains	—	(19.9)
Income tax effect of above adjustments	0.4	2.0
Impairment of acquired intangible assets	2.3	—
Non-cash interest accretion	2.7	2.6
Non-cash GAAP tax expense	1.7	—

Adjusted earnings(1)	$60.6	$52.7

Adjusted earnings per share - diluted(1)	$1.09	$0.97

Diluted weighted average shares outstanding (GAAP)	55,210,993	53,781,606

Effect of unrecognized share-based compensation on diluted shares outstanding	306,911	309,845
Adjusted diluted weighted average shares outstanding	55,517,904	54,091,451

(1) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.